EXHIBIT 10.1
EXECUTION COPY

AMENDED AND RESTATED FIVE-YEAR REVOLVING CREDIT AGREEMENT
dated as of
October 11, 2001
As Amended and Restated as of
August 29, 2006
among
LAND O’LAKES, INC.,
as Borrower
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent
and
COBANK, ACB,
as Co-Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Lead Arranger and Sole Bookrunner

SCHEDULES:

Schedule 1.01(a)	—	Subsidiary Loan Parties
Schedule 1.01(b)	—	Mortgaged Property
Schedule 1.01(c)	—	Existing Letters of Credit
Schedule 2.01	—	Lenders and Commitments
Schedule 3.05	—	Owned and Leased Real Property
Schedule 3.06	—	Disclosed Matters
Schedule 3.12 Schedule 3.13	— —	Subsidiaries Insurance
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.05(c)	—	Certain Asset Sales
Schedule 6.10	—	Restrictive Agreements
EXHIBITS:

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B-1	—	Form of Opinion of Borrower’s Outside Counsel
Exhibit B-2	—	Form of Opinion of Borrower’s General Counsel
Exhibit C	—	Guarantee and Collateral Agreement
Exhibit D	—	Perfection Certificate
Exhibit E	—	Form of Accession Agreement
Exhibit F	—	Form of Promissory Note

     AMENDED AND RESTATED FIVE-YEAR REVOLVING CREDIT AGREEMENT dated as of October 11, 2001, as amended and restated as of August 29, 2006 among LAND O’LAKES, INC., the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and COBANK, ACB, as Co-Administrative Agent.
          The Borrower (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I), certain of the Lenders, the Administrative Agent and the Co-Administrative Agent are parties to an Amended and Restated Five-Year Credit Agreement dated as of October 11, 2001 (the “Existing Credit Agreement”). The Borrower has requested the Lenders amend and restate the Existing Credit Agreement in the form of this Agreement and, pursuant to the terms hereof, agree to extend credit to enable the Borrower to borrow on a revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date a principal amount not in excess of $225,000,000 at any time outstanding, subject to increase as provided in Section 2.18. The Borrower has further requested the Issuing Banks agree to issue Letters of Credit in an aggregate face amount at any time outstanding not in excess of $75,000,000 to support payment obligations of the Borrower and the Subsidiaries.
          The Lenders are willing to amend and restate the Existing Credit Agreement in the form of this Agreement and to extend such credit to the Borrower on the terms and conditions hereof. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Accession Agreement” shall mean an Accession Agreement substantially in the form of Exhibit E hereto among a Prospective Lender, the Borrower and the Administrative Agent.
          “Account” has the meaning assigned to such term in the Collateral Agreement.
          “Account Assets” means, collectively, with respect to Accounts or CoBank Accounts (as defined in the Collateral Agreement), as the case may be, all such Accounts or CoBank Accounts, together with (a) all right, title and interest in and to all contracts that relate to any of such accounts; (b) all security interests or liens and property subject thereto from time to time purporting to secure payment of any of such accounts, whether pursuant to the contracts related to such accounts or otherwise; (c) all UCC financing statements covering any collateral securing payment of any of such accounts; (d) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of any of such accounts whether pursuant to the contracts related to any of such accounts or otherwise; (e) all interest in the merchandise, goods, products or other property (including any that is returned), if any, the sale of which gave rise to any of such accounts; and (f) all proceeds of the foregoing.

          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Co-Administrative Agent, copies of each of which shall be delivered by the Co-Administrative Agent to the Borrower.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agents” means, JPMorgan Chase Bank, N.A., in its capacities as Administrative Agent and Collateral Agent under the Loan Documents and CoBank in its capacity as Co-Administrative Agent under the Loan Documents.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the respective amounts of the Lenders’ Revolving Exposures.
          “Applicable Rate” means, for any day with respect to any Eurodollar Loan, ABR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Commitment Fee”, as the case may be, based upon the Leverage Ratio as of the most recent date of determination:

	Leverage	Eurodollar		Commitment
	Ratio	Spread	ABR Spread	Fee
Category 1	greater than 2.50 to 1.00	1.50%	0.50%	0.375%
Category 2	greater than 1.50 to 1.00 but less than or equal to 2.50 to 1.00	1.25%	0.25%	0.250%
Category 3	less than or equal to 1.50 to 1.00	0.875%	0.00%	0.200%
          For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 2 until such time as the Borrower delivers the first consolidated financial statements after the Effective Date required to be delivered by Section 5.01(a) or (b); provided, however, that notwithstanding the foregoing, the Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Co-Administrative Agent, in the form of Exhibit A or any other form approved by the Co-Administrative Agent.
          “Attributable Debt” means, on any date, in respect of any lease of the Borrower or any Restricted Subsidiary entered into as part of a sale and leaseback transaction subject to Section 6.06, (i) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (ii) if such lease is not a Capital Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means Land O’Lakes, Inc., a Minnesota cooperative corporation.
          “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

          “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Calculation Period” means, with respect to any Payment Date, the period commencing on July 1, 2006 and ending on and including such Payment Date.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Capital Securities” means the trust preferred securities in aggregate face amount of up to $200,000,000 issued on March 25, 1998, pursuant to the Indenture dated as of March 25, 1998, between the Borrower and Wilmington Trust Company.
          “Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of membership interests representing more than 50% of the aggregate ordinary voting power represented by all outstanding membership interests of the Borrower.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Co-Administrative Agent” means CoBank, in its capacity as co-administrative agent for the Lenders hereunder.
          “CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.
          “Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

          “Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as collateral agent for the Lenders under the Security Documents.
          “Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Loan Parties and the Collateral Agent, substantially in the form of Exhibit C.
          “Collateral and Guarantee Requirement” means, at any time, if a Collateral Release Period is not in effect, the requirement that:
          (a) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement as then in effect, in the form specified therein, duly executed and delivered on behalf of such Loan Party;
          (b) all outstanding Equity Interests of each Restricted Subsidiary (other than any Restricted Subsidiary that is a Securitization Vehicle) owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary) and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;
          (c) subject to Section 5.13(c), all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank; provided that no promissory note shall be necessary in the case of Indebtedness owing by the Borrower to any Restricted Subsidiary or by any Restricted Subsidiary to any other Restricted Subsidiary or to the Borrower so long as such Indebtedness, if ever represented by a promissory note, is pledged pursuant to the Collateral Agreement.
          (d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;
          (e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and
          (f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder; and
if and so long as a Collateral Release Period is in effect, the requirement that:
     (i) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement as then in effect, in the form specified therein, duly executed and delivered on behalf of such Loan Party; and
     (ii) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of the Collateral Agreement and the performance of its obligations thereunder.
          “Collateral Reinstatement Ratings Requirement” means the requirement that the Borrower’s senior unsecured non-credit enhanced indebtedness for borrowed money be rated BB+ or lower by S&P and Ba1 or lower by Moody’s (or, if the Borrower shall have no senior unsecured non-credit enhanced indebtedness for borrowed money, that the Borrower’s corporate credit rating assigned by S&P be BB+ or lower and assigned by Moody’s be Ba1 or lower); provided that if at any time either Moody’s or S&P, or both, shall no longer maintain a rating for the Borrower’s senior unsecured non-credit enhanced indebtedness for borrowed money, or no longer maintain a corporate credit rating for the Borrower, as the case may be, the Administrative Agent and the Borrower may agree to determine the Collateral Reinstatement Ratings Requirement using the corresponding ratings level of one or more ‘nationally recognized statistical rating organizations’ (as such phrase is used in Rule 436 under the Securities Act of 1933).
          “Collateral Release Period” means any period during which the Liens on the Collateral have been release (or are required to have been released) pursuant to Section 9.14 and are not required to be reinstated pursuant to such Section.
          “Collateral Release Ratings Requirement” means the requirement that the Borrower’s senior unsecured non-credit enhanced indebtedness for borrowed money be rated BBB- (with at least a stable outlook) or higher by S&P and Baa3 (with at least a stable outlook) or higher by Moody’s (or, if the Borrower shall have no senior unsecured non-credit enhanced indebtedness for borrowed money, that the Borrower’s corporate credit rating assigned by S&P be BBB- (with at least a stable outlook) or higher and assigned by Moody’s be Baa3 (with at least a stable outlook) or higher); provided that if at any time either Moody’s or S&P, or both, shall no longer maintain a rating for the Borrower’s senior unsecured non-credit enhanced indebtedness for borrowed money, or no longer maintain a corporate credit rating for the Borrower, as the case may be, the Administrative Agent and the Borrower may agree to determine the Collateral Release Ratings Requirement using the corresponding ratings level of one or more ‘nationally recognized statistical rating organizations’ (as such phrase is used in Rule 436 under the Securities Act of 1933).
          “Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lenders’ Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) increased pursuant to Section 2.18 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments as of the Effective Date is $225,000,000.
          “Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum (without duplication) of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) the amount of dividends paid in respect of the Capital Securities during such period, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period, minus (b) the sum (without duplication) of (i) interest income of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, plus (iv) to the extent included in such consolidated interest expense for such period, interest expense of the Borrower and the Restricted Subsidiaries with respect to Indebtedness incurred in connection with any Securitization and permitted by Section 6.01(ix).
          “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted from revenues in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) all non-cash nonrecurring charges during such period (it being understood that charges shall be deemed non-cash charges until the period that cash disbursements attributable to such charges are made, at which point such charges shall be deemed cash charges), and minus (b) without duplication and to the extent added to revenues in determining Consolidated Net Income for such period, all non-cash nonrecurring gains during such period (it being understood that non-cash nonrecurring gains shall be deemed non-cash gains until the period that cash receipts attributable to such gains are received, at which point such gains shall be deemed cash gains), all as determined on a consolidated basis with respect to the Borrower and the Restricted Subsidiaries in accordance with GAAP. For purposes of calculating the Leverage Ratio, as of any date, if the Borrower or any Restricted Subsidiary has made any Permitted Acquisition or, as permitted by Section 6.05, any sale, transfer, lease or other disposition outside of the ordinary course of business of a Subsidiary or of assets constituting a business unit, in each case for consideration in excess of $10,000,000, during the period of four consecutive fiscal quarters (a “Reference Period”) most recently ended on or prior to such date, Consolidated EBITDA for the such Reference Period shall be calculated after giving pro forma effect thereto, as if such Permitted Acquisition or sale, transfer, lease or other disposition (and any related incurrence, repayment or assumption of Indebtedness with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of such Reference Period.
          “Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; it being understood that Consolidated Net Income shall not include (a) the income or loss of any Subsidiary other than a Restricted Subsidiary or other investment held by the Borrower or any Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any Restricted Subsidiary during such period, and (b) the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Restricted Subsidiary.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
          “dollars” or “$” refers to lawful money of the United States of America.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials,

(c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, interests in a cooperative corporation, partnership interests, membership interests in a limited liability company, beneficial interests in a trust (other than any trust subject to ERISA or non-qualified pension benefit plans) or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Excluded Taxes” means, with respect to either Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of

America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.15(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e).
          “Existing Letters of Credit” means each letter of credit that is (a) issued by an Issuing Bank or a Lender, (b) outstanding on the Effective Date and (c) listed in Schedule 1.01(c).
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Co-Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Covenants” means the covenants set forth in Sections 6.12 and 6.13.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
          “Funded Receivables Sales” means, on any date, with respect to sales of accounts receivable or of interests in pools of accounts receivable by Securitization Vehicles to third party purchasers (“Purchasers”) pursuant to any receivables purchase facilities, the aggregate amounts theretofore paid to such Securitization Vehicles for purchases of accounts receivable (or such interests therein) less the aggregate amount of collections theretofore distributed to such Purchasers on account of the principal balance of such purchased receivables (or interests therein) (exclusive of yield and fees), in each case pursuant to such receivables purchase facilities; provided, however, that Funded Receivables Sales shall not be deemed to arise as a result of any sale of accounts receivable or of interests in pools of accounts receivable by a

Securitization Vehicle to the extent that such sale results in Indebtedness (including in respect of Third Party Securities) of such Securitization Vehicle to such Purchasers.
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (excluding current accounts payable incurred in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all obligations in respect of Third Party Securities issued by such Person in Securitizations (regardless of whether denominated as equity or debt securities). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Index Debt” means (i) if the Liens of the Security Documents in the Collateral have not been released pursuant to Section 9.14, senior secured non-credit enhanced indebtedness for borrowed money of the Borrower and (ii) if the Liens of the Security Documents in the Collateral have been released pursuant to Section 9.14, senior unsecured non-credit enhanced indebtedness for borrowed money of the Borrower.
          “Information Memorandum” means the Confidential Information Memorandum dated July, 2006 relating to the Borrower and the Transactions.
          “Intercreditor Agreement” means the lien subordination and intercreditor agreement, dated as of December 23, 2003, entered into among the Borrower, the Subsidiary Loan Parties, the Collateral Agent and the trustee under the Senior Second Lien Note Indenture (or any other trustee or agent to which Liens are granted under the Second Lien Security Documents), providing for, among other things, (a) the priority of the Liens granted pursuant to the Security Documents over the Liens granted pursuant to the Second Lien Security Documents and (b) restrictions on the exercise of remedies under the Second Lien Security Documents.
          “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.
          “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
          “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest

Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Investment Grade Rating” means, on any date, the rating of the Index Debt as BBB- or better by S&P and as Baa3 or better by Moody’s on such date.
          “Investment Grade RP Period” means each period of one fiscal quarter or consecutive fiscal quarters (taken as a single accounting period) commencing after the Effective Date during which the Borrower at all times has an Investment Grade Rating. Any Investment Grade RP Period will terminate on the last day of the fiscal quarter immediately preceding the first fiscal quarter after commencement of such Investment Grade RP Period during which the Borrower does not at all times have an Investment Grade Rating.
          “Issuing Bank” means each of JPMorgan Chase Bank, N.A. and CoBank, in their capacities as the issuers of Letters of Credit hereunder, and their successors in such capacities as provided in Section 2.04(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference to the “Issuing Bank” in this Agreement shall mean a reference to JPMorgan Chase Bank, N.A. or CoBank, as the case may be, and when used with respect to any Letter of Credit, shall be a reference to such Issuing Bank that issued such Letter of Credit. Notwithstanding the foregoing, if any Lender other than JPMorgan Chase Bank, N.A. is the issuer of an Existing Letter of Credit, all references herein to the “Issuing Bank” shall be deemed references to such Lender insofar as such Existing Letters of Credit are concerned.
          “Joint Venture” means any entity in respect of which the Borrower or a Restricted Subsidiary owns significant Equity Interests and actively participates in significant business decisions, which, in any case, is not a Wholly Owned Subsidiary.
          “LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Letter of Credit” means any letter of credit issued or deemed issued pursuant to this Agreement.
          “Lenders” means the Persons listed on Schedule 2.01, any other Person that shall have become a party hereto pursuant to Section 2.18 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
          “Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such date.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Co-Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” means this Agreement, any letter of credit applications referred to in Section 2.04(a) or (b), any promissory notes delivered pursuant to Section 2.08(e), the Intercreditor Agreement, the Collateral Agreement and the other Security Documents.
          “Loan Parties” means the Borrower and the Subsidiary Loan Parties.
          “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
          “LOL Finance” means LOL Finance Co., a Wholly Owned Subsidiary of the Borrower.
          “LOL SPV” means LOL SPV, LLC, a Delaware limited liability company.
          “Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, properties, liabilities or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their material obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

          “Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and all Indebtedness issued by a Securitization Vehicle), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
          “Maturity Date” means August 29, 2011.
          “MoArk” means MoArk, LLC, a Missouri limited liability company, and any successor company to MoArk.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.
          “Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.01(b), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Patronage Income” means net earnings of the Borrower from member-patron business, reduced by an amount equal to such percentage from zero to 15% as determined by the Board of Directors in advance of the beginning of each fiscal year.
          “Non-Investment Grade RP Period” means each period of one fiscal quarter or consecutive fiscal quarters (taken as a single accounting period) commencing with the period beginning July 1, 2006, during which the Borrower does not at all times have an Investment Grade Rating. Any Non-Investment Grade RP Period will terminate on the last day of the fiscal quarter immediately preceding the first fiscal quarter after the commencement of such Non-Investment RP Period during which the Borrower at all times has an Investment Grade Rating.
          “Nonrecourse Securitization” means a Securitization permitted by this Agreement in which (a) no portion of the Indebtedness or other obligations (contingent or otherwise) incurred by the Securitization Vehicle in connection therewith (i) is Guaranteed (contingently or otherwise) by the Borrower or any other Restricted Subsidiary, other than any Guarantee of obligations (other than of principal of, or interest on, Indebtedness) that may be deemed to exist solely by virtue of Standard Securitization Undertakings, (ii) is recourse (contingently or otherwise) to the Borrower or any other Restricted Subsidiary, other than by virtue of Standard Securitization Undertakings or (iii) is secured

(contingently or otherwise) by any Lien on assets of the Borrower or any other Restricted Subsidiary, other than (x) Liens on Seller’s Retained Interests permitted by Section 6.02(viii) and (y) by virtue of Standard Securitization Undertakings, (b) no portion of the Indebtedness or other obligations (contingent or otherwise) incurred by the Borrower or any Restricted Subsidiary other than the applicable Securitization Vehicle in connection therewith is other than pursuant to Standard Securitization Undertakings and (c) neither the Borrower nor any Restricted Subsidiary (other than the applicable Securitization Vehicle) has any obligation to maintain or preserve the applicable Securitization Vehicle’s financial condition or cause it to achieve certain levels of operating results, other than pursuant to Standard Securitization Undertakings.
          “Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower to any of the Secured Parties (as defined in the Collateral Agreement) under the Collateral Agreement or this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant this Agreement and each of the other Loan Documents, (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents and (d) the due and punctual payment and performance of all obligations of each Loan Party under each Hedging Agreement that (i) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (ii) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into.
          “Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
          “Payment Date” means the date on which any Restricted Payment is made or on which any Repurchase Expenditure is made in connection with a purchase of Senior Notes or Senior Second Lien Notes.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Collateral Agent.

          “Permitted Acquisition” means any acquisition (by merger, consolidation or otherwise) by the Borrower or a Subsidiary Loan Party of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person, if (a) immediately after giving effect thereto, no Default has occurred and is continuing or would result therefrom, (b) in the case of the acquisition of a publicly traded corporation, at the time of the initial announcement, if any, of the Borrower’s or such Subsidiary Loan Party’s intention, agreement or offer to effect such acquisition, such acquisition was approved by the board of directors or comparable governing body of the Person being acquired, (c) all transactions related thereto are consummated in accordance with applicable laws and shall have been duly authorized by the Board of Directors or comparable governing body of the Borrower or such Subsidiary Loan Party, as applicable, (d) such acquired Person is organized under the laws of the United States of America or any State thereof or the District of Columbia and substantially all the business of such acquired Person or business consists of one or more businesses permitted to be conducted by the Borrower or the Restricted Subsidiaries (other than LOL Finance or any Securitization Vehicle) pursuant to Section 6.03(b) and not less than 80% of the consolidated gross operating revenues of such acquired Person or business for the most recently ended period of 12 months for which financial statements are available is derived from domestic operations in the United States of America, (e) each Subsidiary resulting from such acquisition (and which survives such acquisition), other than (i) any Subsidiary which is not a Wholly Owned Subsidiary and in which the investment by the Borrower and the Restricted Subsidiaries is permitted by Section 6.04(l) and (ii) any Foreign Subsidiary, shall be a Subsidiary Loan Party and, unless a Collateral Release Period is in effect, the Equity Interests of each such Subsidiary resulting from such acquisition (and which survives such acquisition), other than any Subsidiary described in the immediately preceding clause (i), to the extent held by the Borrower or a Subsidiary Loan Party, shall have been (or within 15 Business Days (or such longer period as may be acceptable to the Collateral Agent) after such acquisition, shall be) pledged pursuant to the Collateral Agreement (subject to the limitations of the pledge of Equity Interests of Foreign Subsidiaries set forth in the definition of “Collateral and Guarantee Requirement”), (f) the Collateral and Guarantee Requirement shall have been (or within 15 Business Days (or such longer period as may be acceptable to the Collateral Agent) after such acquisition shall be) satisfied with respect to each such Subsidiary, (g) the Borrower and the Subsidiaries are in Pro Forma Compliance, after giving effect to such acquisition, and (h) the Borrower has delivered to the Administrative Agent a Financial Officer’s certificate to the effect set forth in clauses (a), (b), (c), (d), (e), (f) and (g) above, together with all relevant financial information for the Person or assets acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (g) above.
          “Permitted Additional Debt” means (a) Indebtedness of the Borrower which (i) does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change in control provisions requiring redemption or repurchase only if and to the extent then permitted by this Agreement), in each case, prior to the date that is six months after the Maturity Date, (ii) is not secured, directly or indirectly, by any assets of the Borrower or any Restricted Subsidiary, and (iii) is not exchangeable or convertible into Indebtedness of the Borrower or any Restricted Subsidiary (except other Permitted Additional Debt), or any preferred stock or other Equity Interest of the Borrower or any Restricted Subsidiary (other than common equity of the Borrower, provided that any such exchange or conversion, if effected, would not result in a Change in Control) and (b) any unsecured Guarantees with respect to such Indebtedness given by Restricted Subsidiaries.

          “Permitted Encumbrances” means:
          (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, growers’, producers’, farmers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and
          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially adversely affect the value of the property, taken as a whole, or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Investments” means:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances and time deposits (provided that such certificates of deposit, banker’s acceptances and time deposits are rated at least A by S&P or at least A2 by Moody’s) maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
          (e) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (d) of this definition.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, cooperative association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pollution Control Bonds” means the $10,000,000 California Pollution Control Financing Authority Tax-Exempt Variable Rate Demand Solid Waste Disposal Revenue Bonds (Cheese & Protein International LLC Project), Series 2001A issued on April 11, 2001 pursuant to the Trust Indenture between the California Pollution Control Financing Authority, as Issuer, and Wells Fargo Bank Minnesota, N.A., as Trustee, and the related promissory note issued by Cheese & Protein International LLC and held by the California Pollution Control Financing Authority.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Pro Forma Compliance” means, with respect to any event, that the Borrower is in pro forma compliance with the Financial Covenants recomputed as if the event with respect to which Pro Forma Compliance is being tested had occurred on the first day of each relevant period with respect to which current compliance with such Financial Covenants would be determined (for example, in the case of Financial Covenants based on Consolidated EBITDA, as if such event had occurred on the first day of the four fiscal quarter period ending on the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01(a) or (b)).
          “Prospective Lender” has the meaning assigned to such term in Section 2.18.
          “Register” has the meaning set forth in Section 9.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

          “Repurchase Expenditures” means, with respect to any purchase or repurchase of Senior Notes, Senior Second Lien Notes or Capital Securities, the aggregate amount of expenditures made or required to be made to effect such purchase or repurchase, including without limitation payments on account of principal, premium and fees payable to holders of the Indebtedness or other security purchased or reacquired in connection with such purchase or repurchase, but excluding payments representing accrued interest to the date of such purchase or repurchase.
          “Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Commitments at such time.
          “Restricted Expenditures” means the sum of (a)(x) Restricted Payments made after the Effective Date pursuant to Section 6.08(a)(ii), (y) Restricted Payments made after the Effective Date pursuant to Section 6.08(a)(iii) and (z) Repurchase Expenditures made after the Effective Date pursuant to Section 6.08(b)(iv), plus, without duplication, (b) Restricted Payments or Repurchase Expenditures made on or after July 1, 2006 and prior to the Effective Date pursuant to Section 6.08(a)(ii) or Section 6.08(b)(iv) of the Existing Agreement.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, but other than a dividend or distribution in respect of the Capital Securities), including any cash patronage refunds, redemptions or revolvements to patrons or members, with respect to any shares of any class of capital stock or other Equity Interest of, or cooperative membership interest or accounts with, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, revolvement, acquisition, cancellation or termination of any such shares of capital stock, other Equity Interest or cooperative membership interest or account of the Borrower or any option, warrant or other right to acquire any such shares of capital stock, other Equity Interest or cooperative membership interest or account of the Borrower.
          “Restricted Subsidiaries” means each existing and subsequently acquired or organized domestic and foreign direct or indirect Wholly Owned Subsidiary of the Borrower; provided that, notwithstanding the foregoing, neither MoArk nor any of MoArk’s direct or indirect Wholly Owned Subsidiaries shall be a Restricted Subsidiary.
          “Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.
          “S&P” means Standard & Poor’s.
          “Sale-Leaseback Transaction” means any arrangement whereby the Borrower or a Restricted Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any such arrangement entered into within 90 days after the acquisition, construction or substantial improvement of the subject property shall not be deemed to be a “Sale-Leaseback Transaction”.
          “Second Lien Security Documents” means any and all security agreements, pledge agreements, mortgages and other agreements and documents pursuant to which any Liens are granted to secure any Senior Second Lien Note Obligations.
          “Securitization” means the transfer and sale by the Borrower or the Restricted Subsidiaries of accounts receivable (including Account Assets) to a Securitization Vehicle, which Securitization Vehicle finances the acquisition of such assets (i) with proceeds from the issuance of Third Party Securities, (ii) with Sellers’ Retained Interests and (iii) with proceeds from the sale or collection of accounts receivable (including Account Assets) purchased by such Securitization Vehicle, including sales of receivables to third parties pursuant to receivables purchase facilities.
          “Securitization Vehicle” means LOL SPV and any other special purpose trust, partnership, limited liability company or similar entity formed at the direction of the Borrower or any Restricted Subsidiary for the purpose of effecting one or more Securitizations which, in connection therewith, issues Third Party Securities or sells receivables to third parties pursuant to a receivables purchase facility.
          “Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.
          “Sellers’ Retained Interests” means the debt or equity interests held by the Borrower or any Restricted Subsidiary in a Securitization Vehicle to which accounts receivable (including Account Assets) of the Borrower and the Restricted Subsidiaries have been transferred in a Securitization, including any such debt or equity received in consideration for the assets transferred.
          “Senior Debt to EBITDA Ratio” means, on any date, the ratio of (a) the Total Indebtedness of the Borrower and the Restricted Subsidiaries as of such date that is not contractually subordinated to other Indebtedness of the Borrower or the Restricted Subsidiaries in the amount that would be reflected on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries prepared as of such date in accordance with GAAP, to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Borrower and the Restricted Subsidiaries ended on or prior to such date.
          “Senior Notes” means the 8-3/4% Senior Notes due 2011 issued by the Borrower on November 14, 2001 and the Indebtedness represented thereby.
          “Senior Note Documents” means the indenture under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Notes or rights in respect thereof.
          “Senior Secured Debt to EBITDA Ratio” means, on any date, the ratio of (a) the Total Indebtedness of the Borrower and the Restricted

Subsidiaries as of such date that is, directly or indirectly, secured by any assets or properties of the Borrower or the Restricted Subsidiaries in the amount that would be reflected on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries prepared as of such date in accordance with GAAP, to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Borrower and the Restricted Subsidiaries ended on or prior to such date.
          “Senior Second Lien Note Documents” means the Senior Second Lien Notes, the Senior Second Lien Note Indenture, agreements evidencing the Guarantees of the Senior Second Lien Notes by the Subsidiary Loan Parties, the Second Lien Security Documents, the Intercreditor Agreement and all other instruments, agreements and documents evidencing, guaranteeing or otherwise governing the terms of the Senior Second Lien Notes.
          “Senior Second Lien Note Indenture” means the indenture pursuant to which the Senior Second Lien Notes are issued.
          “Senior Second Lien Notes” means the 9% Senior Secured Notes due 2010 issued by the Borrower on December 23, 2003 and the Indebtedness represented thereby.
          “Senior Second Lien Note Obligations” means (a) the principal of and all premium or make-whole amounts, if any, and interest payable in respect of the Senior Second Lien Notes, (b) any amounts payable under Guarantees of the Senior Second Lien Notes by Restricted Subsidiaries and (c) all other amounts payable by the Borrower or any Restricted Subsidiary under the Senior Second Lien Notes or the Senior Second Lien Note Indenture.
          “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities made by the Borrower or a Subsidiary in connection with Securitizations permitted by this Agreement, which representations, warranties, covenants and indemnities are customarily included in securitizations of accounts receivable involving companies comparable to the Borrower.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate (without duplication) of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Co-Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of the Borrower.
          “Subsidiary Loan Party” means each Restricted Subsidiary other than (i) LOL Finance and its Wholly Owned Subsidiaries, (ii) Foreign Subsidiaries and (iii) LOL SPV. The Restricted Subsidiaries and the Subsidiary Loan Parties on the Effective Date are identified on Schedule 1.01(a).
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Third Party Securities” means, with respect to any Securitization, notes, bonds or other debt instruments, beneficial interests in a trust, undivided ownership interests in an entity or in a pool or pools of accounts receivable or other securities issued for cash consideration by the relevant Securitization Vehicle to banks, investors or other financing sources (other than the Borrower and its Subsidiaries) the proceeds of which are used to finance, in whole or part, the purchase by such Securitization Vehicle of accounts receivable (including Account Assets) in a Securitization.
          “Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries prepared as of such date in accordance with GAAP; provided that ‘Total Indebtedness’ shall not include (i) the Capital Securities or (ii) Indebtedness of the Borrower or any Restricted Subsidiary incurred in connection with any Nonrecourse Securitization in amounts permitted by Section 6.01(ix).
          “Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans hereunder and the use of the proceeds thereof as contemplated hereby and the issuance of Letters of Credit hereunder.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities or other ownership interests (except for directors’ qualifying shares and other de minimis amounts of outstanding securities or ownership interests) representing 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly Owned subsidiaries of such Person or by such Person and one or more Wholly Owned subsidiaries of such Person.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or “Eurodollar Borrowing”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any definition of or reference to any statute herein shall be construed as referring to such statute as amended, or otherwise revised or replaced (subject to any restrictions on such amendments, revisions or replacements set forth herein), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Co-Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Co-Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Any reference made herein or in any other Loan Document to consolidated financial statements of the Borrower and the Restricted Subsidiaries shall mean financial statements of the Borrower in which the assets and operations of the Restricted Subsidiaries, but not Joint Ventures or Subsidiaries that are not Restricted Subsidiaries, are consolidated with those of the Borrower and such Joint Ventures and unrestricted Subsidiaries are accounted for as investments.

          (b) All pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of, any related incurrence or reduction of Indebtedness and, to the extent permitted for pro forma financial statements under Regulation S-X adopted under the Securities Act of 1933, as amended, cost savings resulting therefrom, but shall not take into account any other projected synergies or similar benefits expected to be realized as a result of such event.
ARTICLE II
The Credits
          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.
          SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Co-Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Co-Administrative Agent of a written Borrowing Request in a form approved by the Co-Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of such Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Co-Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Co-Administrative Agent and the Issuing Bank thereof, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Existing Letters of Credit will be deemed for all purposes to have been issued pursuant to this Agreement, provided that any fees accruing in respect of the Existing Letters of Credit prior to the Effective Date will be payable in accordance with the agreements governing the Existing Letters of Credit prior to the Effective Date. No Existing Letter of Credit that is not issued by JPMorgan Chase Bank, N.A. or CoBank will be extended, amended or renewed, except pursuant to a replacement Letter of Credit issued by JPMorgan Chase Bank, N.A. or CoBank in its capacity as an Issuing Bank hereunder.

          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Banks) to an Issuing Bank and the Co-Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $75,000,000 and (ii) the sum of the Revolving Exposures shall not exceed the total Commitments.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank thereof or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Such participations in the Existing Letters of Credit will be deemed to have been acquired by the Lenders on the Effective Date. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Co-Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Co-Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New

York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, the Business Day immediately following the day that the Borrower receives such notice; provided that, if such LC Disbursement is not less than $1,000,000 the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Co-Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Co-Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Co-Administrative Agent shall promptly pay to the Issuing Bank that made the LC Disbursement the amounts so received by it from the Lenders. Promptly following receipt by the Co-Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Co-Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Co-Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law)

suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Co-Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Co-Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Co-Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Co-Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Co-Administrative Agent, in the name of the Co-Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.09(b). Each such deposit shall be held by the Co-Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement, and the Borrower hereby grants the Co-Administrative Agent, for the benefit of the Lenders, a security interest in all funds and investment from time to time in such account, and the proceeds thereof, to secure such obligations. The Co-Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Co-Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Co-Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.09(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.09(b) and no Event of Default shall have occurred and be continuing.
          SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Co-Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Co-Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to such account of the Borrower as the Borrower shall designate in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Co-Administrative Agent to the applicable Issuing Bank.

          (b) Unless the Co-Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Co-Administrative Agent such Lender’s share of such Borrowing, the Co-Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Co-Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Co-Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Co-Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Co-Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Co-Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.06. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Co-Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Co-Administrative Agent of a written Interest Election Request in a form approved by the Co-Administrative Agent and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Co-Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Co-Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.07. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
          (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments, if after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the sum of the Revolving Exposures would exceed the total Commitments.
          (c) The Borrower shall notify the Co-Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Co-Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Co-Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

          SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Co-Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Co-Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Co-Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Co-Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form attached hereto as Exhibit F, with such changes, if any, as approved by the Co-Administrative Agent and the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.09. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.
          (b) In the event and on each occasion that the sum of the Revolving Exposures exceeds the total Commitments, the Borrower shall immediately prepay Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Co-Administrative Agent pursuant to Section 2.04(j)) in an aggregate amount equal to such excess.
          (c) The Borrower shall notify the Co-Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon., New York City time, on the same Business Day as the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice, the Co-Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.
          SECTION 2.10. Fees. (a) The Borrower agrees to pay to the Co-Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of each Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender.
          (b) The Borrower agrees to pay (i) to the Co-Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as the spread on Eurodollar Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure attributable to such Issuing Bank’s Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrower agrees to pay to each Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and such Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Co-Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
          SECTION 2.11. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Co-Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a) the Co-Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
          (b) the Co-Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Co-Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Co-Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
          SECTION 2.13. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or an Issuing Bank; or
     (ii) impose on any Lender or an Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such

Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or its holding company or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default but excluding any payment pursuant to Section 2.05(b)), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the

Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the relevant Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify each Agent, each Lender and each Issuing Bank within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Bank, or by an Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Co-Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Co-Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Co-Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.
          SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Unless otherwise specified in any other Loan Document, all such payments shall be made to the Co-Administrative Agent to such account as the Co-Administrative Agent shall from time to time specify in a notice delivered to the Borrower, except for (i) payments to be made directly to an Issuing Bank as expressly provided herein and (ii) payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03, which shall be made directly to the Persons entitled thereto. Payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Co-Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.
          (b) If at any time insufficient funds are received by and available to the Co-Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Co-Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Co-Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Co-Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Co-Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Co-Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Co-Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.16(d) or 9.03(c), then the Co-Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Co-Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Co-Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Co-Administrative Agent and each Issuing Bank, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          SECTION 2.18. Increase in Commitments. At any time after the Effective Date the Borrower may, by written notice to the Administrative Agent, executed by the Borrower and one or more financial institutions, which may include any existing Lender (any such financial institutions being called a “Prospective Lender”), cause the Commitments of the Prospective Lenders to be increased (or cause Commitments to be extended by the Prospective Lenders, as the case may be) in an amount for each Prospective Lender set forth in such notice; provided, however, that (a) the aggregate amount of the Lenders’ Commitments after giving effect to such increase shall in no event exceed $400,000,000, (b) each Prospective Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (not to be unreasonably withheld), (c) each Prospective Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed Accession Agreement and (d) no existing Lender shall be required to become a Prospective Lender. Increases and new Commitments created pursuant to this Section shall become effective (A) in the case of Prospective Lenders already parties hereunder, on the date specified in the notice delivered pursuant to this Section and (B) in the case of Prospective Lenders not already parties hereunder, on the effective date of the Accession Agreement. Upon the effectiveness of any Accession Agreement to which any Prospective Lender is a party, (i) such Prospective Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) Schedule 2.01 shall be deemed to have been amended to reflect the Commitment of the Prospective Lender as provided in such Accession Agreement. Upon the effectiveness of any increase pursuant to this Section in the Commitment of a Lender already a party hereunder, Schedule 2.01 shall be deemed to have been amended to reflect the increased Commitment of such Lender. Notwithstanding the foregoing, no increase in the aggregate Commitments (or in the Commitment of any Lender) shall become effective under this Section unless, on the date of such increase, (i) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase), (ii) the Borrower is in Pro Forma Compliance, after giving effect to any such increase and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions or repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with the effectiveness of any such increase, and (iii) the Administrative Agent shall have received a certificate dated such date and executed by a Financial Officer of the Borrower that the conditions in the foregoing clauses (i) and (ii) have been satisfied as of such date. Following any increase of a Lender’s Commitment or any extension of a new Commitment pursuant to this paragraph, any Loans outstanding prior to the effectiveness of such increase or extension shall continue outstanding until the ends of the respective Interest Periods applicable thereto, and shall then be repaid or refinanced with new Loans made pursuant to Sections 2.01 and 2.02; provided that upon the occurrence of any Default, each Prospective Lender shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that all Loans outstanding are owned by the Lenders ratably in accordance with their respective Commitments.

ARTICLE III
Representations and Warranties
          The Borrower represents and warrants to the Lenders that:
          SECTION 3.01. Organization; Powers. Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
          SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary action, including, if required, stockholder or member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Restricted Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any material payment to be made by the Borrower or any of the Subsidiaries, and (d) except for Disclosed Matters and as may be required by the Senior Second Lien Note Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, except Liens created under the Loan Documents.
          SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of operations, equities and cash flows (i) as of and for the fiscal year ended December 31, 2005, reported on by KPMG LLP, an independent registered public accounting firm, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (b) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, none of the Borrower or its Restricted Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or significant unrealized losses.
          (c) Since December 31, 2005, there has been no material adverse change in the business, operations, assets, properties, liabilities or condition, financial or otherwise, of the Borrower and the Restricted Subsidiaries, taken as a whole.
          SECTION 3.05. Properties. (a) Each of the Borrower and the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for Liens permitted by Section 6.02.
          (b) Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (c) Schedule 3.05 sets forth the address of each real property that is owned or leased by the Borrower or any of the Subsidiary Loan Parties as of the Effective Date.
          (d) As of the Effective Date, neither the Borrower nor any of the Restricted Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.
          SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.
          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
          SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
          SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of such Plan.
          SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of the Restricted Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Co-Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.
          SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Restricted Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Restricted Subsidiaries is adequate.
          SECTION 3.14. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) as of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened, (b) all payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary and (c) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound.
          SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans and to the rights of subrogation and contribution under the Subsidiary Loan Parties’ guarantee of the Obligations, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.
          SECTION 3.16. Patronage Payments. All claims by members for cash payments of patronage dividends, revolvements and redemptions under applicable laws, including the U.S. Bankruptcy Code and Rules, are claims in respect of equity interests and will rank junior in right of payment to all Obligations under this Agreement.
ARTICLE IV
Conditions
          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic image scan transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
          (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Faegre & Benson LLP, outside counsel for the Borrower, substantially in the form of Exhibit B-1 and (ii) Peter Janzen, general counsel for the Borrower, substantially in the form of Exhibit B-2, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.
          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
          (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
          (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.
          (f) The Collateral and Guarantee Requirement shall have been satisfied and the Collateral Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Collateral Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

          (g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.
          (h) All accrued and unpaid fees and expenses subject to payment or reimbursement under the Existing Credit Agreement shall have been paid.
          (i) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.
To the extent there are any Loans or LC Disbursements (each as defined in the Existing Credit Agreement) outstanding on the Effective Date, the Lenders shall purchase and sell assignments therein as directed by the Administrative Agent such that, after giving effect to such assignments, each Lender shall hold a portion of each outstanding Loan and/or LC Disbursement under this Agreement equal to its Applicable Percentage of all such Loans and/or LC Disbursements. All such assignments shall be deemed to be effected pursuant to Section 9.04(b) on the Effective Date; provided that no recordation or processing fee shall be required to be paid by any Lender in respect of such assignments under Section 9.04(b).
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on October 2, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of an Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
          (a) The representations and warranties of each Loan Party set forth in the Loan Documents qualified as to materiality shall be true and correct and the representations and warranties of each Loan Party set forth in the Loan Documents not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as applicable, as of such earlier date.
          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Co-Administrative Agent and each Lender:
          (a) within 90 days after the end of each fiscal year of the Borrower, an audited consolidated balance sheet of the Borrower and the Restricted Subsidiaries and related statements of operations and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that so long as the Borrower (i) files an annual Form 10-K with the Securities and Exchange Commission, and (ii) such Form 10-K contains financial statements, opinions or certificates required by the foregoing provisions, the delivery of such Form 10-K shall satisfy the requirement of this Section 5.01(a);
          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and the Restricted Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that so long as the Borrower (i) files a quarterly Form 10-Q with the Securities and Exchange Commission, and (ii) such Form 10-Q contains financial statements, opinions or certificates required by the foregoing provisions, the delivery of such Form 10-Q shall satisfy the requirement of this Section 5.01(b);
          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12 and 6.13, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) identifying any Restricted Subsidiary formed or acquired since the end of the previous fiscal quarter, (v) identifying any parcels of real property or improvements thereto with a value exceeding $2,000,000 that have been acquired by any Loan Party since the end of the previous fiscal quarter, (vi) identifying any changes of the type described in Section 5.03(a) that have not been previously reported by the Borrower, (vii) identifying any acquisitions of going concerns and Joint Ventures that have been consummated since the end of the previous fiscal quarter, including the date on which each such acquisition or Joint Venture was consummated and the consideration therefor, (viii) identifying any material Intellectual Property (as defined in the Collateral Agreement) with respect to which a notice is required to be delivered under the Collateral Agreement and has not been previously delivered and (ix) setting forth reasonably detailed calculations determining the amount of Restricted Payments or Repurchase Expenditures, as the case may be, that the Borrower was permitted to make under Section 6.08(a)(ii), 6.08(b)(iv) and 6.08(b)(vii), as of the date of the financial statements which such certificate is delivered in connection with;
          (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
          (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and
          (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Co-Administrative Agent or any Lender may reasonably request.
Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Co-Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov; provided that the Borrower shall deliver paper copies of such information to any Lender that requests such delivery. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Co-Administrative Agent.
          SECTION 5.02. Notices of Material Events. (a) The Borrower will furnish to each Agent and each Lender prompt written notice of the following:
     (i) the occurrence of any Default;

     (ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
     (iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and
     (iv) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.02(a) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          (b) The Borrower will furnish to each Agent prompt written notice of (i) the creation of any Securitization by the Borrower or any Restricted Subsidiary that is not a Nonrecourse Securitization and (ii) the amendment by the Borrower or any Restricted Subsidiary of an existing Nonrecourse Securitization, or the occurrence of any other event related to an existing Nonrecourse Securitization, such that such Securitization is no longer a Nonrecourse Securitization. Each notice delivered under this Section 5.02(b) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice.
          SECTION 5.03. Information Regarding Collateral. (a) The Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Loan Party’s corporate name or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, any office in any jurisdiction that has not adopted Revised Article 9 of the Uniform Commercial Code in which it maintains books or records relating to Collateral owned by it or at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number or organization number, if any, assigned by the jurisdiction under the laws of which it is organized. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest can be perfected by filing. The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.
          (b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Borrower shall deliver to the Collateral Agent a certificate of a Financial Officer and the chief legal officer of the Borrower setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section.
          SECTION 5.04. Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
          SECTION 5.05. Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided that any failure to pay Indebtedness shall only constitute an Event of Default as provided in Article VII.
          SECTION 5.06. Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
          SECTION 5.07. Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents (to the extent such requirements are then in effect, in accordance with Section 9.14). The Borrower will furnish to the Lenders, upon request of the Collateral Agent, information in reasonable detail as to the insurance so maintained.
          SECTION 5.08. Casualty and Condemnation. The Borrower (a) will furnish to the Collateral Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents.
          SECTION 5.09. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit (subject to the provisions of

Section 9.12) any representatives designated by the Co-Administrative Agent, the Collateral Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
          SECTION 5.10. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.11. Use of Proceeds and Letters of Credit. The proceeds of the Loans made on the Effective Date shall be used to repay borrowings and pay any accrued and unpaid fees under the Existing Credit Agreement, pay other fees and expenses in connection with the Transactions and for working capital and other general corporate purposes. The proceeds of the Loans made after the Effective Date will be used only for working capital and other general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be used only to support the activities of the Borrower and its Affiliates in the ordinary course of their business, for general corporate purposes.
          SECTION 5.12. Additional Subsidiaries. If any additional Restricted Subsidiary is formed or acquired after the Effective Date, the Borrower will, within ten Business Days after such Restricted Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and within fifteen Business Days after such Restricted Subsidiary is formed or acquired, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Restricted Subsidiary (if it is a Subsidiary Loan Party) and, if a Collateral Release Period is not in effect, with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party.
          SECTION 5.13. Further Assurances. (a) The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which either Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Collateral Agent to enable the Collateral Agent to confirm the perfection and priority of the Liens created or intended to be created by the Security Documents.
          (b) If any material assets (including any real property or improvements thereto or any interest therein having a fair market value (including fixtures) of $2,000,000 or more, but excluding Collateral of a type not otherwise covered by the Security Documents) are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon acquisition thereof), the Borrower will notify the Collateral Agent and the Lenders thereof, and, if reasonably requested by the Collateral Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.
          (c) The Borrower and the Subsidiary Loan Parties shall, not later than the tenth day after the Effective Date, deliver to the Collateral Agent all promissory notes and other instruments in their possession evidencing Indebtedness of Subsidiaries and third parties that is owing to the Borrower or any Subsidiary Loan Party, together with instruments of transfer with respect thereto endorsed in blank. In the event that any promissory notes or other instruments evidencing Indebtedness of Subsidiaries or third parties in existence on the Effective Date come into the Borrower’ s or a Subsidiary Loan Party’s possession after the Effective Date, or in the event that promissory notes evidencing any additional Indebtedness of Subsidiaries or third parties is held by the Borrower or a Subsidiary Loan Party after the Effective Date, such promissory notes or other instruments shall be promptly delivered to the Collateral Agent and pledged under the Collateral Agreement. The Borrower and each Subsidiary Loan Party agrees that no promissory notes or other instruments evidencing Indebtedness of Subsidiaries or third parties owed to the Borrower or any Subsidiary Loan Party shall ever be held by any Person other than the Borrower, a Subsidiary Loan Party or the Collateral Agent.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, Attributable Debt or Funded Receivables Sales, except:
     (i) Indebtedness created under the Loan Documents;
     (ii) the Senior Notes in an aggregate amount not in excess of $196,452,000 at any time outstanding, the Senior Second Lien Notes in an aggregate amount not in excess of $200,000,000 at any time outstanding, and, in each case, related Guarantees by Subsidiary Loan Parties;
     (iii) the Capital Securities in an aggregate amount not in excess of $200,000,000 at any time outstanding and the Pollution Control Bonds in an aggregate amount not in excess of $10,000,000 at any time outstanding;
     (iv) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such

Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;
     (v) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04;
     (vi) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any other Subsidiary; provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;
     (vii) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;
     (viii) Indebtedness and Attributable Debt in respect of Sale-Leaseback Transactions not in excess of $75,000,000 in the aggregate at any time outstanding;
     (ix) (i) Indebtedness and Funded Receivables Sales of Restricted Subsidiaries that are Securitization Vehicles (including Indebtedness in respect of Third Party Securities) in an aggregate amount not in excess of $250,000,000 at any time outstanding and (ii) Indebtedness of the Borrower and Restricted Subsidiaries consisting solely of Liens on their Sellers’ Retained Interests in connection with Securitizations permitted by Section 6.04 securing obligations in respect of Third Party Securities in an aggregate amount not in excess of $250,000,000 at any time outstanding minus the then outstanding amount of Indebtedness and Funded Receivables Sales incurred in reliance on clause (i) of this paragraph;
     (x) Indebtedness of LOL Finance and its Wholly Owned Subsidiaries incurred in the ordinary course of business to finance their assets; provided that such Indebtedness (x) is not Guaranteed by the Borrower or any other Restricted Subsidiary, except to the extent permitted pursuant to clause (vii) above and (y) does not exceed $150,000,000 at any time outstanding; and
     (xi) Permitted Additional Debt; provided that immediately prior to, and after giving effect to, the incurrence of such Permitted Additional Debt, the Borrower is in Pro Forma Compliance.
          (b) The Borrower will not permit any Restricted Subsidiary to issue any preferred stock or other preferred Equity Interests.

          SECTION 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (i) Liens created under the Loan Documents;
     (ii) Permitted Encumbrances;
     (iii) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (iv) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (A) such security interests secure Indebtedness permitted by clause (vii) of Section 6.01(a), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;
     (vi) Liens of CoBank on investments by the Borrower in the stock, participation certificates, or allocated reserves of CoBank owned by the Borrower;
     (vii) Liens not expressly permitted by clauses (i) through (vi) above; provided that the sum, without duplication, of (x) the aggregate principal amount of Indebtedness secured by Liens permitted by this clause (vii) and (y) the Attributable Debt permitted by Section 6.06, does not at any time exceed $75,000,000;
     (viii) Liens on Sellers’ Retained Interests incurred in connection with Securitizations permitted by Section 6.01(a) and 6.04 securing obligations in respect of Third Party Securities permitted by Section 6.01(a)(ix)(ii); provided, however, that recourse to such Sellers’ Retained Interests is limited in a manner consistent with Standard Securitization Undertakings and the ratio of the amount of such Sellers’ Retained Interests to the amount of such Third Party Securities is not significantly greater than the ratio of sellers’ retained interests to the financed portion of assets in similar securitization transactions;
     (ix) Liens on assets of Restricted Subsidiaries that are Securitization Vehicles securing Indebtedness of such Securitization Vehicles permitted by Section 6.01(a)(ix)(i);
     (x) Liens on loan assets of LOL Finance and its Wholly Owned Subsidiaries incurred in the ordinary course of business and securing Indebtedness incurred pursuant to Section 6.01(a)(x); and
     (xi) Liens created under the Second Lien Security Documents to secure the Senior Second Lien Note Obligations; provided that (A) such Liens do not apply to any asset other than Collateral that is subject to a prior Lien granted under a Security Document and (B) all such Liens shall be subordinate and junior to the Liens securing the Obligations on the terms set forth in the Intercreditor Agreement.
          SECTION 6.03. Fundamental Changes. (a) The Borrower will not, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may merge with or into any Restricted Subsidiary in a transaction in which the surviving entity is or becomes a Wholly Owned Restricted Subsidiary and a Subsidiary Loan Party; provided that any such merger involving a Person that is not a Wholly Owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 and (iii) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.
          (b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto. The Borrower will not permit LOL Finance or any subsidiary of LOL Finance to engage in any business other than the making of loans to third parties to finance their operations, their purchases of goods or services or the construction of facilities and activities directly related to the funding and sale of such loans. The Borrower will not permit any Securitization Vehicle to engage in any business other than the acquisition, financing and/or sale of accounts receivable in connection with any Securitization permitted hereby.
          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned

Restricted Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
          (a) Permitted Investments;
          (b) investments existing on the date hereof and set forth on Schedule 6.04;
          (c) investments by the Borrower and the Restricted Subsidiaries in Equity Interests in Subsidiary Loan Parties; provided that any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement;
          (d) loans or advances made by the Borrower to any Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be pledged pursuant to the Collateral Agreement and (ii) the amount of such loans and advances made after the date hereof by Loan Parties to Subsidiaries that are not Loan Parties, including to LOL Finance and its subsidiaries, shall be subject to the limitation set forth in clause (l) below;
          (e) Guarantees constituting Indebtedness permitted by Section 6.01 and Guarantees of other obligations not constituting Indebtedness; provided that the aggregate principal amount of Indebtedness and the amount of obligations not constituting Indebtedness of Subsidiaries that are not Loan Parties (including LOL Finance and its subsidiaries) that is Guaranteed after the date hereof by Loan Parties shall be subject to the limitation set forth in clause (l) below;
          (f) investments in Equity Interests of CoBank required to be made in accordance with CoBank’s bylaws and capital plans applicable to cooperative borrowers generally;
          (g) investments consisting of non-cash consideration received in connection with sales of assets permitted by Section 6.05;
          (h) investments consisting of Sellers’ Retained Interests in Securitizations permitted by Section 6.05; provided, that the amount of any such investments made after the Effective Date, other than in connection with the ordinary course sale of accounts receivable to the applicable Securitization Vehicle in accordance with the terms of the applicable documentation governing such Securitization, shall not exceed $5,000,000 in the aggregate;
          (i) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
          (j) Permitted Acquisitions;
          (k) investments by LOL Finance and its Wholly Owned Subsidiaries consisting of loans made or acquired by them in the ordinary course of business not in excess of $150,000,000 in the aggregate at any time outstanding (excluding the amount of any such loans sold (including by way of participation sales) in a non-recourse sale transaction as permitted by Section 6.05(h)); and
          (l) other investments by the Borrower and the Restricted Subsidiaries not otherwise permitted hereby, provided that the aggregate amount of all such investments, together with the aggregate amount of loans and advances to, and Guarantees of Indebtedness or other obligations not constituting Indebtedness of, Subsidiaries that are not Loan Parties (including LOL Finance and its subsidiaries), made by Loan Parties pursuant to clauses (d) and (e) above, shall not exceed $50,000,000 at any time outstanding, and provided, further, that the Borrower and the Restricted Subsidiaries shall not make investments in Securitization Vehicles pursuant to this paragraph (l).
          SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of the Restricted Subsidiaries to issue any additional Equity Interest in such Restricted Subsidiary, except:
          (a) sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;
          (b) sales, transfers and dispositions to the Borrower or a Subsidiary; provided that (i) any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09 and (ii) the cumulative aggregate fair market value of sales, transfers and dispositions after the Effective Date to Subsidiaries that are not Loan Parties (other than for cash consideration) shall not exceed $50,000,000;
          (c) sales, transfers or other dispositions described in Schedule 6.05(c);
          (d) sales, transfers and other dispositions of assets (other than sales, transfers or dispositions of less than 100% of the Equity Interests in a Restricted Subsidiary owned by the Borrower and the Restricted Subsidiaries) that are not permitted by any other clause of this Section; provided that (i) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (d) shall not exceed $75,000,000 during any fiscal year of the Borrower and (ii) for purposes of clause (i), the fair market value of Equity Interests in a Restricted Subsidiary shall in any event be deemed to be at least equal to the sum of the purchase price and all Indebtedness of such Restricted Subsidiary transferred as part of, or other Indebtedness assumed by the transferee or its Affiliates in connection with, such sale, transfer or disposition;
          (e) the sale to one or more Securitization Vehicles of accounts receivable (including Account Assets) in Securitizations and the sale by Securitization Vehicles of accounts receivable (including Account Assets) or interests therein to third parties in Securitizations, provided that (i) each such Securitization is effected on market terms and (ii) the aggregate amount (without duplication) of Indebtedness, Third Party Securities and Funded Receivables Sales in respect of all such Securitizations does not exceed $250,000,000 at any time outstanding;

          (f) issuances of Equity Interests of Restricted Subsidiaries that are pledged under the Security Documents;
          (g) cash lease payments in respect of leases of surplus warehouse and office space entered into in the ordinary course of business on arms-length terms;
          (h) the sale by LOL Finance and its Wholly Owned Subsidiary, LOLFC, LLC, in the ordinary course of its business of (i) loans made in the ordinary course of business and (ii) participations in loans made in the ordinary course of business, provided that the amount of such participations shall not exceed $125,000,000 in the aggregate at any time outstanding; and
          (i) sales, transfers or other dispositions of any Equity Interest in MoArk;
          provided that all sales, transfers, leases and other dispositions permitted hereby (other than those among Loan Parties permitted by clause (b) above) shall be made for fair value and for at least 80% cash consideration, provided further that non-cash consideration in excess of 20% of the consideration for any such sales, transfers, leases and other dispositions may be received in an aggregate cumulative amount not in excess of $50,000,000 in fair value.
          SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Sale-Leaseback Transaction except:
          (a) Sale-Leaseback Transactions to which the Borrower or any Restricted Subsidiary is a party as of the date hereof; and
          (b) other Sale-Leaseback Transactions; provided that the sum, without duplication, of (i) the aggregate principal amount of Indebtedness secured by Liens permitted by Section 6.02(vii) and (ii) the aggregate Attributable Debt in respect of Sale-Leaseback Transactions permitted by this clause (b), does not at any time exceed $75,000,000.
          SECTION 6.07. Hedging Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Hedging Agreement, other than (a) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.
          SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, nor will it permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
     (i) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

     (ii) provided that no Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments (including cash payments of patronage dividends and of revolvements and redemptions of Equity Interests) on any Payment Date in an amount not in excess of the sum of (w) $60,500,000, plus (x) 50% of the Borrower’s cumulative Consolidated Net Income during each Non-Investment Grade RP Period plus (y) 100% of the Borrower’s cumulative Consolidated Net Income during each Investment Grade RP Period minus (z) the aggregate amount of Restricted Expenditures during the relevant Calculation Period (after giving effect to any other Restricted Expenditures to be made on such Payment Date);
     (iii) if a Default has occurred and is continuing or would result therefrom, the Borrower may make payments of patronage dividends and of revolvements and redemptions at such times and in such minimum amounts as may be necessary to permit each allocation of the Borrower’s patronage earnings to a member to be deemed a “qualified written notice of allocation” as defined in Section 1388(c)(1) of the Internal Revenue Code; and
     (iv) the Borrower may pay dividends not exceeding $100,000 per annum with respect to its preferred stock issued and outstanding as of the Effective Date in accordance with the terms thereof on the Effective Date.
          (b) The Borrower will not, and will not permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, any indebtedness owed to the trust entity that has issued the Capital Securities, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
     (i) payment of Indebtedness created under the Loan Documents;
     (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Capital Securities prohibited by the subordination provisions thereof;
     (iii) mandatory payments by a Securitization Vehicle on Third Party Securities;
     (iv) in addition to any purchases pursuant to clause (vii), the Borrower may make repurchases of Senior Notes and Senior Second Lien Notes on any Payment Date after the Effective Date in an amount not in excess of the sum of (w) $60,500,000 plus (x) 50% of the Borrower’s cumulative Consolidated Net Income during each Non-Investment Grade RP Period, plus (y) 100% of the Borrower’s cumulative Consolidated Net Income during each Investment Grade RP Period, minus (z) the aggregate amount of Restricted Expenditures during the relevant Calculation Period (after giving effect to any other Restricted Expenditures to be made on such Payment Date); provided that (A) immediately after giving effect to any such repurchase (and the Repurchase Expenditures made or to be made in connection therewith) the aggregate amount of the unused Commitments is not less than $100,000,000, (B) no Default exists at the time of and after giving effect to any such repurchase, (C) the aggregate amount of Repurchase Expenditures effected pursuant to this clause (iv) shall not exceed the aggregate amount of increases in the Commitments effected pursuant to Section 2.18, and (D) at the time of any such repurchase, the Senior Secured Debt to EBITDA Ratio is not greater than 1.50 to 1.00 (or, if the Collateral has been released from the Liens of the Security Documents pursuant to Section 9.14, the Senior Debt to EBITDA Ratio is not greater than 2.00 to 1.00);
     (v) refinancings of Indebtedness to the extent permitted by Section 6.01;
     (vi) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and
     (vii) in addition to any purchases pursuant to clause (iv), the Borrower may, after the Effective Date, repurchase any combination of the Senior Notes, the Senior Second Lien Notes and/or the Capital Securities for cumulative Repurchase Expenditures in an amount not greater than $150,000,000; provided that (A) immediately after giving effect to any such repurchase (and the Repurchase Expenditures made or to be made in connection therewith) the aggregate amount of the unused Commitments is not less than $100,000,000, and (B) no Default exists at the time of and after giving effect to any such repurchase.
          SECTION 6.09. Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08 and (d) Securitizations permitted by Sections 6.01 and 6.02.
          SECTION 6.10. Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by any Loan Document, by the Senior Note Documents or by the Senior Second Lien Note Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a

Restricted Subsidiary or, in the case of clause (a), assets of the Borrower or a Restricted Subsidiary, pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or assets that are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases or other agreements restricting the assignment thereof, (vi) the foregoing shall not apply to agreements governing permitted Indebtedness and loan participation agreements permitted by Section 6.05(h) of LOL Finance or its Wholly Owned Subsidiaries so long as any restrictions therein apply only to LOL Finance and/or its subsidiaries and (vii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to Securitizations that are permitted hereunder, provided that such restrictions and conditions relate only to Securitization Vehicles or to the receivables which are the subject of a Securitization.
          SECTION 6.11. Amendment of Material Documents. The Borrower will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) any agreement governing Material Indebtedness or (b) its certificate of incorporation, by-laws or other organizational documents that, in any case referred to in clause (a) or (b), could reasonably be expected to be adverse in any significant respect to the interests of the Lenders.
          SECTION 6.12. Interest Expense Coverage Ratio. The Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, for any period of four consecutive fiscal quarters, to be less than 2.50 to 1.00.
          SECTION 6.13. Leverage Ratio. The Borrower will not permit the Leverage Ratio on any date to exceed 3.75 to 1.00.
ARTICLE VII
Events of Default
          If any of the following events (each, an “Event of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;
          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

          (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of the Borrower), 5.11 or 5.13(c) or in Article VI;
          (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Co-Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
          (f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) adopt any resolutions for the purpose of effecting any of the foregoing;
          (j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
          (k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the

Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;
          (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (m) any Guarantee or Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid Guarantee or a perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except (i) pursuant to Section 9.14, (ii) as a result of the sale or other disposition of the applicable Collateral or the release of the applicable Loan Party in a transaction permitted under the Loan Documents or (iii) as a result of the Collateral Agent’s failure to file any necessary continuation statements or to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement; or
(n) a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Co-Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
The Agents
          Each of the Lenders and each Issuing Bank hereby irrevocably appoints each Agent as its agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

          Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
          The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agents are required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by any bank serving as an Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          An Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. An Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of such

Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.
          Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, an Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and Issuing Banks, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.
          Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          (a) if to the Borrower, to it at Land O’ Lakes, Inc., 4001 Lexington Avenue North, Saint Paul, MN 55126, Attention of Treasurer (Telecopy No. 651-481-2086);
          (b) if to the Co-Administrative Agent, including in its capacity as an Issuing Bank, to Co-Bank, ACB at 5500 South Quebec Street, Greenwood Village, CO 80111, Attention of: Co-Administrative Agent, Telecopy No. (303) 694-5830;
          (c) if to the Administrative Agent, including in its capacity as an Issuing Bank, to JPMorgan Chase Bank, N.A., Loan and Agency

Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of Claudia Garcia (Telecopy No. (713) 750-2223), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Barbara Marks (Telecopy No. 212-270-3279);
          (d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by either Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether either Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agents and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender, (iii) postpone the maturity of any Loan or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release any Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents (other than pursuant to Section 9.14), in each case, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of an Agent or any Issuing Bank without the prior written consent of such Agent or such Issuing Bank, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Agents (and, if its rights or obligations are affected thereby, each Issuing Bank) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement , and (iii) after giving effect to such amendment and all contemporaneous repayments of Loans and reductions of Commitments, the sum of the total Revolving Exposures shall not exceed the total Commitments. Notwithstanding any other provision of any Loan Document, no consent shall be required to be obtained in connection with any waiver, amendment or other modification of any Loan Document from any Lender that has no Commitment and whose Revolving Exposure is zero.
          SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates, including any such expenses incurred in connection with due-diligence and the reasonable fees, charges and disbursements of counsel for such Agent, in connection with the arrangement and syndication of the credit facilities provided for herein and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by each Agent, each Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for each Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) The Borrower shall indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the arrangement and the syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (it being understood that the violation by a Lender or an Agent of any applicable law or regulation shall constitute gross negligence) or the breach by such Indemnitee of its obligations under the Loan Documents; provided, further, that the fees, disbursements and other charges of counsel with respect to any claim, litigation or proceeding shall be limited to one firm of counsel in each relevant jurisdiction to jointly represent all such Indemnitees, so long as (i) no conflict or potential conflict exists as a result of such joint representation and (ii) no Indemnitee has reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the other Indemnitees.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to either Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Revolving Exposures and unused Commitments at the time.
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for the use by others of Information (as defined in Section 9.12) or other materials obtained through electronic telecommunications or other information transmission systems (including as a result of any misdirected facsimile transmission); provided, that (except in the case of a misdirected facsimile transmission) such indemnified person shall have taken reasonable precautions to ensure, or shall have made reasonable investigation to believe in, the reliability of such transmission system.
          (e) All amounts due under this Section shall be payable promptly after written demand therefor.

          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) (A) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Co-Administrative Agent, and (B) in the case of an assignment of all or a portion of a Commitment or any Lender’s obligation in respect of its LC Exposure, each Issuing Bank, must give their prior written consent to any such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Co-Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Co-Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Co-Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Co-Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement, other than liability for breach prior to the effective date of such Assignment and Acceptance (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 and shall continue to be bound by Section 9.12). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

          (c) The Co-Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of Greenwood Village a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Co-Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (e) Any Lender may, without the consent of the Borrower, the Co-Administrative Agent or either Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.
          (f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.
          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to either Agent or Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic image scan shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, Issuing Bank or Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH

PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any banking regulatory authority, (c) to the extent requested by any insurance authority or other Governmental Authority or required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, its Subsidiaries and their obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, Issuing Bank or Lender on a nonconfidential basis from a source other than the Borrower or (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information received by it from the disclosing party); provided, that the disclosing party shall use reasonable efforts under the circumstances, to the extent permitted by law, to notify the Borrower prior to, or as soon as practicable thereafter, of any disclosure made pursuant to clause (c) above. In addition, the Agents, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement (but not Information concerning the business of the Borrower or any of its Affiliates) to market data collectors, similar service providers to the lending industry, and service providers to the Agents, the Issuing Banks and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and the Commitments. For the purposes of this Section 9.12, “Information” means all information received from any Loan Party relating to any Loan Party or its Affiliates or their businesses, other than any such information that is publicly available to any Agent, any Issuing Bank or any Lender prior to disclosure by any Loan Party.

          EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
          ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
          SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.14. Optional Release of Collateral. (a) Notwithstanding any other provision herein or in any other Loan Document, the Collateral Agent is hereby authorized and directed to, and shall, release all, but not less than all, of the Collateral from the Liens of the Security Documents (but not the Guarantees provided pursuant to the Collateral Agreement) on a Business Day specified by the Borrower (the “Optional Release Date”), upon the satisfaction of the following conditions precedent (the “Optional Release Conditions”), and subject to the reinstatement of such Liens as provided in paragraph (b) below:
     (i) the Borrower shall have given notice to the Collateral Agent at least 30 days prior to the Optional Release Date, specifying the proposed Optional Release Date;

     (ii) the Collateral Release Ratings Requirement shall have been satisfied as of the date of such notice and shall remain satisfied as of the Optional Release Date;
     (iii) no Default or Event of Default hereunder shall have occurred and be continuing as of the date of such notice or as of the Optional Release Date;
     (iv) all Liens in the Collateral securing the Senior Second Lien Note Obligations pursuant to the Second Lien Security Documents have been released as of the Optional Release Date or are released simultaneously with the release of the Collateral from the Liens of the Security Documents pursuant to this Section; and
     (v) on the Optional Release Date, the Administrative Agent shall have received (x) a certificate, dated the Optional Release Date and executed on behalf of the Borrower by a Financial Officer thereof, confirming the satisfaction of the Optional Release Conditions set forth in clauses (ii), (iii) and (iv) above and (y) such other evidence as it may reasonably require confirming the satisfaction of the Optional Release Condition set forth in clause (iv) above.
During the continuance of any Collateral Release Period, but not otherwise, all representations and warranties and covenants contained in the Collateral Agreement and any other Security Document related to the Collateral or the grant or perfection of Liens on the Collateral shall be deemed to be of no force or effect. Any such release shall be without recourse to, or representation or warranty by, the Collateral Agent and shall not require the consent of any Lender. Subject to the satisfaction of the conditions set forth in this paragraph (a), on and after the Optional Release Date, the Collateral Agent shall execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, at the request and expense of the Borrower, as shall be necessary to effectuate the release of Collateral pursuant to the terms of this paragraph. Subject to reinstatement as provided in paragraph (b), on and after the Optional Release Date the Loan Parties shall not be subject to the provisions of Sections 5.03, 5.08 and 5.13.
          (b) If, as of any date and following any release of Collateral pursuant to Section 9.14(a), the Collateral Reinstatement Ratings Requirement shall be or become satisfied, all representations and warranties and covenants contained in the Collateral Agreement and any other Security Document related to the Collateral shall be reinstated and shall be in full force and effect and the requirements of Sections 5.03, 5.08 and 5.13 shall again become applicable to the Loan Parties, and the Borrower shall promptly take and cause the other Loan Parties to take all such actions as shall be necessary or as the Collateral Agent shall reasonably request to cause the Guarantee and Collateral Requirement to be satisfied and for the Liens of the Security Documents to be reinstated in the Collateral. Following the reinstatement of the Liens of the Security Documents in the Collateral pursuant to this paragraph (b), if the Optional Release Conditions become satisfied again, the Borrower may again elect to have such Liens released pursuant to this Section.
          (c) Without limiting the provisions of Section 9.03, the Borrower shall reimburse the Collateral Agent for all costs and expenses, including attorneys’ fees and disbursements, incurred by it in connection with any action contemplated by this Section.

          (d) Notwithstanding the foregoing, following the release of the Collateral from the Liens of the Security Documents pursuant to this Section, in the event that any Lien securing any Indebtedness is created or permitted to exist on any property or asset now owned or hereafter acquired by any Loan Party that would have constituted Collateral under the Security Documents if the Lien of such documents had not been released (other than Liens permitted by clauses (iii), (iv), (v), (vi), (vii) and (viii) of Section 6.02), the Borrower shall and shall cause the other Loan Parties to secure the Obligations at least ratably with the other Indebtedness secured thereby, in each case in a manner reasonably acceptable to the Administrative Agent.
          SECTION 9.15. USA Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Agent, as applicable, to identify the Borrower in accordance with the Act.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LAND O’LAKES, INC.,
By
Name:
Title:
[Signature Page to Land O’Lakes, Inc. Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,
By
Name:
Title:

[Signature Page to Land O’Lakes, Inc. Credit Agreement]

COBANK, ACB., individually and as Co- Administrative Agent,
By
Name:
Title:

[Signature Page to Land O’Lakes, Inc. Credit Agreement]

Lender:

By

Name:
Title:
[Signature Page to Land O’Lakes, Inc. Credit Agreement]